UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2015

Triple-S Management Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	000-49762	66-0555678
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico		00920
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-749-4949

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2015, Triple-S Management Corporation (the "Company") filed a Current Report on Form 8-K (the "Original Report") to announce the appointment of Roberto García-Rodríguez as President and Chief Executive Officer of the Company, effective January 1, 2016. As disclosed in the Original Report, Mr. García-Rodríguez’s compensation as President and Chief Executive Officer had not yet been determined. Pursuant to Item 5.02(c) of Current Report on Form 8-K, the Company is filing this Amendment No. 1 to the Original Report (the "Amendment") solely for the purpose of disclosing Mr. García-Rodríguez compensation as President and Chief Executive Officer of the Company.

(c) On December 31, 2015, the Company entered into an employment agreement (the "Agreement") with Mr. García-Rodríguez in connection with his employment as President and Chief Executive Officer of the Company. The Agreement applies to Mr. García-Rodríguez’s employment from January 1, 2016 to December 31, 2018 and is not subject to automatic extension.

Pursuant to the terms of the Agreement and commencing on January 1, 2016, Mr. García-Rodríguez will receive a minimum base annual salary of $750,000. The Board of Directors of the Company (the "Board") may increase Mr. García-Rodríguez’s base annual salary in subsequent years under the Agreement pursuant to the Board’s compensation policy but may not reduce such base annual salary below $750,000. In addition, Mr. García-Rodríguez will be eligible to receive a performance bonus for each fiscal year, which will be based on metrics established by the Board and computed pursuant to the Board’s compensation policy. The Board may also provide, in its discretion, other types of short or long-term incentive compensation to Mr. García-Rodríguez. Under the Company’s compensation program, Mr. García-Rodríguez is also entitled to participate in a 401-K retirement savings plan, deferred compensation or other plans and any other benefits and privileges on the same basis as generally provided to other executives of the Company. Mr. García-Rodríguez is also entitled to receive certain perquisites such as a car allowance and reimbursement of other business related expenses.

If as a result of a change of control (as defined in the Agreement) of the Company, Mr. García-Rodríguez resigns for good reason (as defined in the Agreement) or is terminated without cause, he will be entitled to receive: (i) an amount equal to two times the sum of (a) the highest base annual salary paid by the Company to Mr. García-Rodríguez during the three years preceding the change of control and (b) the average annual short term bonus paid by the Company to Mr. García-Rodríguez for the preceding three years; and (ii) certain perquisites and fringe benefits (the "Fringe Benefits") for twenty-four months. In addition, upon resignation for good reason and compliance with certain conditions, all of Mr. Garcia-Rodríguez’s rights, equity and other awards under the 401-K benefit plan and the Company’s incentive plan will become fully and immediately vested and exercisable and shall be forthwith delivered to Mr. García-Rodríguez.

If Mr. García-Rodríguez’s employment is terminated by the Company without cause, he will be entitled to receive: (i) a severance payment equal to the greater of (a) an amount equal to the base annual salary otherwise payable to him until the expiration of the Agreement and (b) the base annual salary for one year; and (ii) the continuation of the Fringe Benefits until the expiration of the Agreement or for a term of one year, whichever is longer. If the Company does not renew Mr. García-Rodríguez’s employment after the expiration of the Agreement, Mr. García-Rodriguez will be entitled to receive (i) his base annual salary for one year; and (ii) the Fringe Benefits for one year. In addition, if the Company terminates Mr. García-Rodríguez without cause or fails to renew his employment after the expiration of the Agreement and upon Mr. García-Rodríguez's compliance with certain conditions, all of Mr. Garcia-Rodriguez’s rights, equity and other awards under the 401-K benefit plan and the Company’s incentive plan will become fully and immediately vested and exercisable and shall be forthwith delivered to Mr. García-Rodríguez.

Mr. García-Rodríguez has agreed to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use in any way, publish or disclose any confidential information relating in any manner to the business or affairs of the Company and its affiliates. Mr. Garcia-Rodríguez and the Company will be subject to a mutual non-disparagement covenant following the termination of Mr. Garcia-Rodriguez’s employment with the Company.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1, and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit 10.1 - Employment Contract, dated December 31, 2015, by and between Triple-S Management and Roberto García Rodríguez

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triple-S Management Corporation

January 6, 2016	By:	/s/ Roberto Garcia Rodriguez

Name: Roberto Garcia Rodriguez
Title: President & Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Contract, dated December 31, 2015, by and between Triple-S Management Corporation and Roberto García Rodríguez